ICC24-WVRSC-END [1] [2000 Heritage Way, Waverly, Iowa 50677] Phone: [800.798.5500] [www.trustage.com/annuities] NURSING HOME OR HOSPITAL/TERMINAL ILLNESS WITHDRAWAL PRIVILEGE ENDORSEMENT GENERAL PROVISIONS Our agreement with you includes this endorsement and any application as a part of the contract to which it is attached. The provisions of the contract apply to this endorsement unless they conflict with the endorsement. If there is a conflict, the endorsement provision will apply. This endorsement is effective upon the Contract Issue Date. We will provide the benefit described in this endorsement as long as the contract and this endorsement are in effect and all their terms and conditions are met. Capitalized terms that are not defined in this endorsement are defined in the contract to which this endorsement is attached. NOTICE: This Withdrawal Privilege is not intended to provide long-term care or Nursing Home insurance. DEFINITIONS The following definitions are added to your contract: Hospital. A facility that is licensed and operated as a Hospital according to the law of the jurisdiction in which it is located. Nursing Home. A facility that is licensed and operates as a nursing facility according to the law of the jurisdiction in which it is located. Terminally Ill, Terminal Illness. A life expectancy of 12 months or less due to any illness or accident. BENEFIT The following benefit is added to your contract: We will waive the Surrender Charge and Market Value Adjustment for a partial withdrawal or full surrender subject to providing proof that one of the following conditions has occurred: Condition 1. Nursing Home or Hospital: An Owner or Annuitant has first been admitted to a licensed Nursing Home or Hospital and has been confined to such Nursing Home or Hospital for at least 90 consecutive days after the later of the Contract Issue Date or the date of change of Owner or Annuitant. As proof, we require verification of confinement in the Nursing Home or Hospital. Such verification must be signed by the administrator of the facility. We must receive your request no later than 90 days following the date that the qualifying confinement has ended. Where it can be shown that it is not reasonably possible to provide proof within the required period of time, proof must be given as soon as possible; however, in no event, except in the absence of legal capacity, may the required proof be provided later than one year after proof is otherwise required.

ICC24-WVRSC-END [2] Condition 2. Terminal Illness: An Owner or Annuitant has been determined to be Terminally Ill. As proof, we require determination of the Terminal Illness. Such determination must be signed by the licensed physician making the determination after the later of the Contract Issue Date or the date of change of Owner or Annuitant. The physician may not be a member of your immediate family. The term “immediate family” includes the Owner or Annuitant or their Spouse, parents, siblings, children or stepchildren. If one of the above conditions is met: a) The proceeds will be paid in a single lump sum. b) Before granting the waiver, we may request a second opinion or examination of the Owner or Annuitant by one of our examiners. We will bear the cost of such second opinion or examination. If there is a conflicting opinion between physicians, the Company’s physician will rule. c) An Authorized Request is required to exercise this privilege. Proof must be provided at the time of your request for partial withdrawal or full surrender under this privilege. If we deny your claim, the surrender or partial withdrawal proceeds will not be disbursed until you are notified of the denial and provided with the opportunity to accept or reject the proceeds, which will be reduced by any Surrender Charges and Market Value Adjustment. This privilege may only be exercised one time. Termination of the Endorsement. This endorsement and all rights under it terminates on the earliest of: a) Your Authorized Request to end this endorsement; or b) The date the contract terminates; or c) When the entire Contract Value is applied to an income payout option. Termination shall not prejudice the waiver of any Surrender Charge or Market Value Adjustment while this endorsement is in force. Signed for MEMBERS Life Insurance Company. President